Exhibit 3.133

Delaware	PAGE 1
The First State
     I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED ARE TRUE AND CORRECT COPIES OF ALL DOCUMENTS ON FILE OF “LAKE CUMBERLAND CARDIOLOGY ASSOCIATES, LLC” AS RECEIVED AND FILED IN THIS OFFICE.
     THE FOLLOWING DOCUMENTS HAVE BEEN CERTIFIED:
     CERTIFICATE OF FORMATION, FILED THE THIRTY-FIRST DAY OF JULY, A.D. 2009, AT 3:54 O’CLOCK P.M.
     AND I DO HEREBY FURTHER CERTIFY THAT THE AFORESAID CERTIFICATES ARE THE ONLY CERTIFICATES ON RECORD OF THE AFORESAID LIMITED LIABILITY COMPANY, “LAKE CUMBERLAND CARDIOLOGY ASSOCIATES, LLC”.

4715905 8100H 110292784
/s/ Jeffrey W. Bullock

Jeffrey W. Bullock, Secretary of State AUTHENTICATION: 8620203

DATE: 03-14-11
You may verify this certificate online at corp. delaware. gov/authver. shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:35 PM 07/31/2009
FILED 03:54 PM 07/31/2009
SRV 090745445 — 4715905 FILE
Certificate of Formation
of
Lake Cumberland Cardiology Associates, LLC
     The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware, particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the Delaware Limited Liability Company Act (the “Act”), hereby certifies that:
     FIRST: The name of the limited liability company is Lake Cumberland Cardiology Associates, LLC (the “Company”).
     SECOND: The address of the registered office and the name and address of the registered agent of the Company required to be maintained by Section 18-104 of the Act is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.
     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of July 31, 2009.

By:	/s/ Mary Kim E. Shipp
Mary Kim E. Shipp
Authorized Person